Exhibit 99.1

NEWS RELEASE

For more information, contact:
Bradley T. Howes
Investor Relations Officer
(248) 312-2000

Flagstar Announces Sale of Northeast-Based Commercial Loans

Flagstar Renews Focus on Community Banking in Michigan and National Mortgage Business

Transaction Strengthens Bank's Balance Sheet, Decreases Risk Profile

TROY, Mich., January 2, 2013 - Flagstar Bancorp, Inc. (NYSE: FBC), (the "Company"), the holding company for Flagstar Bank, FSB (the "Bank"), today announced that, effective December 31, 2012, the Bank entered into a definitive Transaction Purchase and Sale Agreement (the "Agreement") under which a wholly-owned subsidiary of CIT Bank, the U.S. commercial bank subsidiary of CIT Group Inc. (NYSE: CIT) ("CIT"), will acquire a substantial portion of Flagstar's Northeast-based commercial loan portfolio.

Under the terms of the Agreement, CIT will acquire $1.264 billion in commercial loan commitments, $785 million of which is currently outstanding. The loans sold consist primarily of asset-based loans, equipment leases and commercial real estate loans. Flagstar expects that the total purchase price will be approximately $779 million and that a vast majority of the assets will be sold during the first quarter of 2013. The sale is expected to be capital accretive to the Bank.

"This transaction is another step in renewing Flagstar's focus on our community banking operation in Michigan and our national mortgage business," said Michael Tierney, President and Chief Executive Officer of the Company. "Flagstar is the largest bank headquartered in Michigan, and we are focused on being a best-in-class national mortgage lender and leading super-community bank. We remain deeply committed to improving the quality of our earnings within a disciplined lending framework, and today's transaction helps us decrease our risk profile while improving our balance sheet flexibility."

Tierney continued, "I want to thank all of the Flagstar employees who have contributed to the success of our commercial lending business in the Northeast. Today's transaction is a testament to our team's work in providing high-quality loans, and we are greatly appreciative of their efforts as we enter a new phase of Flagstar's development with a renewed Michigan focus."

Sandler O'Neill Mortgage Finance L.P., an affiliate of Sandler O'Neill +Partners, L.P., is acting as exclusive financial advisor and agent to Flagstar in connection with the asset sale. Bracewell & Giuliani and Nutter, McClennen & Fish are serving as legal advisors to Flagstar.

About Flagstar

Flagstar Bancorp, Inc. is the holding company for Flagstar Bank, a full-service financial institution offering a range of products and services to consumers, businesses, and homeowners. With $14.9 billion in total assets at September 30, 2012, Flagstar is the largest publicly held savings bank headquartered in the Midwest. As of September 30, 2012, Flagstar operated 111 branches in Michigan, 31 home loan centers in 14 states, and a total of four commercial banking offices in Massachusetts, Connecticut, and Rhode Island. Flagstar originates loans nationwide and is one of the leading originators of residential first mortgage loans. For more information, please visit flagstar.com.

Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts, assumptions, risks and uncertainties that are difficult to predict and could cause actual results or outcomes to differ materially from those expressed in a forward-looking statement. Forward-looking statements contained in this press release and any information related to expectations about future events or results are based upon information available to the Company as of the date hereof. Forward-looking statements can be identified by such words as "anticipates," "intends," "plans," "seeks," "believes," "expects", "estimates," and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements made regarding the Company's results of operations, current expectations, plans or forecasts of core business drivers, credit related costs, asset quality, capital adequacy and liquidity, the implementation of the Company's business plan and growth strategies, and other similar matters. Although we believe that these forward-looking statements are based on reasonable estimates and assumptions, they are not guarantees of future performance and are subject to known and unknown risks, uncertainties, contingencies, and other factors. Accordingly, we cannot give you any assurance that our expectations will in fact occur or that actual results will not differ materially from those expressed or implied by such forward-looking statements. We caution you not to place undue reliance on any forward-looking statement and to consider all of the following uncertainties and risks, as well as those more fully discussed in the Company's filings with the Securities and Exchange Commission ("SEC"), including, but not limited to, our Forms 10-K and 10-Q: volatile interest rates that impact, among other things, the mortgage banking business, our ability to originate loans and sell assets at a profit, prepayment speeds and our cost of funds; changes in regulatory capital requirements or an inability to achieve or maintain desired capital ratios; actions of mortgage loan purchasers, guarantors and insurers regarding repurchases and indemnity demands and uncertainty related to foreclosure procedures; uncertainty regarding pending and threatened litigation; our ability to control credit related costs and forecast the adequacy of reserves; the imposition of regulatory enforcement actions against us; and our compliance with the Consent Order with the Office of the Comptroller of the Currency, which we disclosed on October 23, 2012. Except to the extent required under the federal securities laws and the rules and regulations promulgated by the SEC, the Company undertakes no obligation to update any such statement to reflect events or circumstances after the date on which it is made.